EXHIBIT 23.1

Consent of Independent Registered Public Accounting Firm
We consent to the incorporation by reference in the registration statements (Nos. 333-164032, 333-168523, 333-196668, 333-250085, 333-256782, 333-281368) on Form S-8 and (No. 333-277249) on Form S-3 of our reports dated February 18, 2026, with respect to the consolidated financial statements of OPENLANE, Inc. and the effectiveness of internal control over financial reporting.

/s/ KPMG LLP

Indianapolis, Indiana
February 18, 2026